                                                         Exhibit 99.1




Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com



For Immediate Release



                     OHIO CASUALTY CORPORATION REPORTS
                   FINANCIAL RESULTS FOR SECOND QUARTER



FAIRFIELD, OHIO, July 30, 2007 --- Ohio Casualty Corporation (NASDAQ:OCAS) today announced the following results for its second quarter ended June 30, 2007, compared with the same period of the prior year:

  - Net income of $56.6 million, or $0.92 per diluted share, versus $35.6 million, or $0.55 per diluted share;

  -  All Lines combined ratio (GAAP) of 91.4% versus 99.2%; and

  - Operating income (A) of $52.4 million ($0.85 per diluted share) versus $32.2 million ($0.50 per diluted share).

Results for the six months ended June 30, 2007, compared with the same period of the prior year:

  - Net income of $119.7 million, or $1.95 per diluted share, versus $87.5 million, or $1.35 per diluted share;

  -  All Lines combined ratio (GAAP) of 90.3% versus 97.0%; and

  - Operating income (A) of $110.3 million ($1.79 per diluted share) versus $74.9 million ($1.16 per diluted share).

President and Chief Executive Officer Dan Carmichael commented, "Our second quarter operating performance remained strong, improving significantly over last year, and like the first quarter, all three operating segments generated an underwriting profit. Our results reflect our successful efforts to maintain underwriting discipline in a very competitive market and we continue to experience substantial favorable development from prior accident years. Since introducing our first Strategic Plan in the second quarter of 2001, progress toward achieving consistent solid underwriting performance, quality claims handling and superior service to our agents has been steady, enabling us to produce and maintain strong operating results.

In the recent past, Ohio Casualty Corporation has created value for shareholders by continually improving financial results and delivering increasingly competitive shareholder returns. During the past six years we restored underwriting profitability, improved our operating efficiency and technology capabilities, and also significantly strengthened our capital position while earning rating upgrades from all major rating agencies.

I deeply appreciate the significant effort and professionalism of our agents and employees in accomplishing these achievements. We will continue to deliver on our promise to policyholders and commitment to independent agents as we transition to new ownership upon the completion of our pending acquisition by Liberty Mutual Group."

The major components of net income are summarized in the table below:

                                                 Three Months              Six Months
Summary Income Statement                        Ended June 30,            Ended June 30,
($ in millions, except share data)            2007         2006         2007         2006
----------------------------------            ----         ----         ----         ----
Premiums and finance charges earned         $339.3       $355.5       $688.9       $713.2
Investment income less expenses               51.9         51.9        103.6        102.8
Investment gains realized, net                 6.6          5.3         14.6         19.5
                                            -------------------       -------------------
  Total revenues                             397.8        412.7        807.1        835.5

Losses and benefits for policyholders        157.7        199.3        319.6        388.3
Loss adjustment expenses                      35.9         42.7         74.5         79.4
Underwriting expenses                        116.5        110.7        228.0        224.5
Corporate and other expenses                   9.0         11.2         20.1         21.3
                                            -------------------       -------------------
  Total expenses                             319.1        363.9        642.2        713.5

Income before income taxes                    78.7         48.8        164.9        122.0

Income tax expense:
 On investment gains realized                  2.3          1.9          5.1          6.9
 On all other income                          19.8         11.3         40.1         27.6
                                            -------------------       -------------------
  Total income tax expense                    22.1         13.2         45.2         34.5

Net income                                  $ 56.6       $ 35.6       $119.7       $ 87.5
                                            ===================       ===================

Average shares outstanding - diluted    61,625,551   64,351,335   61,519,908   64,591,888
Net income, per share - diluted              $0.92        $0.55        $1.95        $1.35



Operating Results

  Premium Revenue
  ---------------
  ($ in millions)

                                  Three Months                    Six Months
                                  Ended June 30,                Ended June 30,
                              2007     2006    % Chg        2007     2006    % Chg
                              ----     ----    -----        ----     ----    ----
Net Premiums Written
Commercial Lines            $217.5   $223.9   (2.9)%      $426.9   $436.3   (2.2)%
Specialty Lines               34.3     37.3   (8.0)%        68.9     73.1   (5.7)%
Personal Lines               105.6    111.6   (5.4)%       206.9    217.5   (4.9)%
                            ------   ------               ------   ------
All Lines                   $357.4   $372.8   (4.1)%      $702.7   $726.9   (3.3)%

All Lines net premiums written declined for the three and six month periods ended June 30, 2007, when compared with the same periods of the prior year, due primarily to a decline in new business premium production across all three business segments, a decline in premium rates for both Personal and Commercial Lines, lower Commercial Lines assumed premiums from mandatory workers' compensation and commercial auto pools as well as lower in-force policy counts in the Personal Lines segment and commercial umbrella/other product line. Net premiums written were also reduced by a $7.0 increase in ceded premium on experience based reinsurance contracts during the second quarter of 2007. The experience rated reinsurance contracts are for a funded layer of casualty excess of loss reinsurance coverage. These declines were partially offset by continued growth in the fidelity and surety bond product line.



  Combined Ratio
  --------------
                             Three Months               Six Months
                             Ended June 30,            Ended June 30,
                            2007        2006          2007        2006
                            ----        ----          ----        ----
Commercial Lines           90.0%      102.4%         92.2%       102.1%
Specialty Lines            95.5%      102.0%         79.0%        88.3%
Personal Lines             92.8%       92.5%         90.3%        90.9%
                           -----      ------         -----       ------
 All Lines                 91.4%       99.2%         90.3%        97.0%

The improvement in the All Lines combined ratio for the second quarter was primarily the result of a significant increase in favorable prior year loss and loss adjustment expense reserve development and a reduction in catastrophe losses. These improvements were partially offset by increasing loss cost trends and declining premium rates, as well as an increase in the underwriting expense ratio. The increase in the underwriting expense ratio is a result of increased incentive compensation and commissions related to our improved profitability, as well as the impact of lower premium, as described above. The above ratios, for both three and six month periods ended June 30, 2007, were also negatively impacted by the $7.0 increase in ceded premium on experienced based reinsurance contracts recorded during the second quarter of 2007. The impact on the combined ratio of this increase in ceded premium was 1.9 points and 0.9 points for the three and six month periods, respectively.

Favorable prior year loss and LAE reserve development was $41.4 million (12.2 points) and $10.8 million (3.0 points) in the second quarter 2007 and 2006, respectively. Reserve development was favorable for almost all product lines during the second quarter 2007 and is primarily attributable to actual severity being lower than expected, much of which is occurring in the casualty lines, a result of our more disciplined underwriting and improved claims handling practices which commenced in the 2000-2001 timeframe.

Other Highlights
Book value per share increased $1.21 or 4.7% to $27.00 at June 30, 2007, compared to $25.79 at December 31, 2006.

Supplemental financial information for the second quarter ended June 30, 2007, including certain financial measures, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the SEC. A discussion of the differences between statutory accounting principles and U.S. generally accepted accounting principles is included in
Item 15 of the Ohio Casualty Corporation's Annual Report on Form 10-K for the year ended December 31, 2006.

Investors are advised to read the safe harbor statement at the end of this release.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up the Ohio Casualty Group, collectively referred to as the Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 50th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2007). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of June 30, 2007.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Consolidated Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Consolidated Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve premium targets and profitability goals; failure to consummate the announced merger; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in Ohio Casualty Corporation's reports filed with the SEC or in subsequent press releases.


Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, a proxy statement of Ohio Casualty and other materials have been filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT OHIO CASUALTY CORPORATION AND THE PROPOSED TRANSACTION. Investors are able to obtain free copies of the proxy statement as well as other filed documents containing information about Ohio Casualty on the SEC's website at http://www.sec.gov. Free copies of Ohio Casualty's SEC filings are also available from Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014, Attention: Investor Relations.

Participants in the Solicitation
Ohio Casualty and its executive officers, directors, other members of management, employees and Liberty Mutual may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ohio Casualty's shareholders with respect to the proposed transaction. Information regarding the executive officers and directors of Ohio Casualty is set forth in its definitive proxy statement for its 2007 annual meeting filed with the SEC on April 4, 2007. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, is also set forth in the proxy statement filed with the SEC in connection with the proposed transaction and dated June 29, 2007.


(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial
Measures

Reconciliation of Net Income to Operating Income
Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amounts and per share amounts, are reconciled to net income and net income per share in the table below:

                                              Three Months              Six Months
                                              Ended June 30,           Ended June 30,
($ in millions, except per share data)       2007        2006         2007        2006
--------------------------------------       ----        ----         ----        ----
Operating income                            $52.4       $32.2       $110.3       $74.9
After-tax net realized gains                  4.2         3.4          9.4        12.6
                                            -----       -----       ------       -----
Net income                                  $56.6       $35.6       $119.7       $87.5
                                            =====       =====       ======       =====

Operating income
   per share - diluted                      $0.85       $0.50        $1.79       $1.16
After-tax net realized gains per
   share - diluted                           0.07        0.05         0.16        0.19
                                            -----       -----        -----       -----
Net income per share - diluted              $0.92       $0.55        $1.95       $1.35
                                            =====       =====        =====       =====


Reconciliation of Net Income Return on Equity to Operating Income Return on
Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the adjusted average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

                                              Three Months              Six Months
                                              Ended June 30,           Ended June 30,
($ in millions)                              2007        2006         2007        2006
---------------                              ----        ----         ----        ----
Net income                               $   56.6    $   35.6     $  119.7    $   87.5
Average shareholders' equity              1,608.6     1,408.4      1,588.1     1,400.8
Return on equity based on
 annualized net income                      14.1%       10.1%        15.1%       12.5%
                                            =====       =====        =====       =====

Operating income                         $   52.4    $   32.2     $  110.3    $   74.9
Adjusted average shareholders' equity     1,434.2     1,257.0      1,412.4     1,231.5
Return on equity based on
 annualized operating income                14.6%       10.2%        15.6%       12.2%
                                            =====       =====        =====       =====

Average shareholders' equity             $1,608.6    $1,408.4     $1,588.1    $1,400.8
Average unrealized gains                    174.4       151.4        175.7       169.3
                                         --------    --------     --------    --------
Adjusted average shareholders'
 equity                                  $1,434.2    $1,257.0     $1,412.4    $1,231.5
                                         ========    ========     ========    ========